Exhibit 99.1

OpenWorld (NASDAQ: OPNW): Announces Signing of Definitive Merger Agreement to Acquire Blocksight to Serve as the Agentic Foundation for Its Up to $1 Billion Tokenized Solar and AI Computing Program with Meridian and Up to $130 Million IP-Backed Transaction with BeyondAI

Blocksight's AI agents are expected to handle deal structuring, asset verification, investor onboarding and daily reporting across more than $1.1 billion in recently announced tokenized financing programs on the OpenWorld Enterprise platform

LAKE MARY, Fla., October 19, 2026--(BUSINESS WIRE)--OpenWorld, Inc. (“OpenWorld” or the “Company”) (NASDAQ: OPNW), an innovation company advancing global real-world asset (“RWA”) tokenization, today announced the signing of a definitive merger agreement to acquire Blocksight and outlined how its acquisition of Blocksight Holdings Co. (“Blocksight”), announced on October 1, 2026, is intended to serve as the operating foundation for the Company’s tokenized financing programs in infrastructure and energy. Blocksight builds AI agents that bring real-world assets on-chain, automating deal structuring, asset data verification, investor onboarding, daily investor reporting and ongoing investment servicing, with human approval required at key decision points. Upon completion of the acquisition, these agents are expected to be integrated into OpenWorld Enterprise, the platform through which OpenWorld structures, administers and reports on tokenized RWA programs.

In the two weeks since the Blocksight announcement, OpenWorld has announced two tokenized financing programs that OpenWorld Enterprise is expected to structure and service. On October 7, 2026, the Company entered into a non-binding term sheet with BeyondAI for a proposed intellectual property-backed transaction of up to $130 million, under which digital tokens would represent investors’ rights to payments backed by eligible BeyondAI intellectual property. On October 15, 2026, the Company entered into a non-binding term sheet with Meridian to establish a tokenized financing program of up to $1 billion to fund a distributed AI computing network powered by on-site solar energy and residential battery storage, with an expected initial deployment planned for 10,000 homes. Together, the three announcements describe a single model: one platform, one agentic workflow, applied across asset classes.

Key Highlights

●	One platform, one repeatable model: OpenWorld Enterprise is the structuring, administration and reporting layer for each program. Blocksight’s agents are intended to become the orchestration layer inside that platform, so that each new program reuses the same verification, onboarding and reporting infrastructure rather than rebuilding it.
●	Agentic workflow with human approval: Blocksight’s agents are expected to cover five stages of a tokenized financing: deal structuring, asset data verification, investor onboarding, daily investor reporting and ongoing servicing. People approve the decisions that matter at each stage.
●	Applied to intellectual property (BeyondAI): In an IP-backed structure, the agents are expected to verify eligible patents and software rights, onboard investors and report daily on the payment streams that back the tokens, while BeyondAI retains control of its technology.
●	Applied to energy and computing infrastructure (Meridian): In a distributed network of residential battery storage, solar panels and AI computing equipment across thousands of properties, the agents are expected to ingest equipment performance data via IOT devices, reconcile hosting payments and AI inference revenue, and deliver investor reporting on the underlying assets.
●	Team: The Blocksight co-founders Patrick Kim and Peter Hong are expected to join OpenWorld upon closing of the merger.

“We want to build a model in which the Blocksight acquisition provides the foundation for our tokenization work in infrastructure and energy,” said Matt Shaw, CEO of OpenWorld. “We expect our proposed transaction with BeyondAI to demonstrate that industrial AI intellectual property can be structured as financeable collateral. Our term sheet with Meridian extends that same model to physical assets: Tesla Powerwall residential battery storage, solar generation and AI compute nodes across thousands of properties. Programs of that size cannot be verified, onboarded and reported on by hand. Blocksight’s agents are how we intend to do it at scale, with people approving every decision that matters.”

From Transaction to Platform

Tokenizing a real-world asset is not a single event. Each program requires the underlying assets to be structured into a financeable form, the data behind those assets to be verified, investors to be onboarded and documented, performance to be reported on a continuing basis, and payments to be serviced over the life of the structure. Performed manually, each of these steps limits how many programs a platform can run and how large each program can be.

Blocksight was built to automate that lifecycle. Its agents structure deals, verify asset data, onboard investors, produce daily investor reporting and service investments on an ongoing basis, with humans required for key decisions. After the closing of the merger, OpenWorld intends to make this workflow the standard operating layer of OpenWorld Enterprise, so that the Company can take on larger programs, across more asset classes, with consistent verification and reporting for investors.

Applying the Model: BeyondAI

Under the October 7, 2026 term sheet, OpenWorld would provide transaction structuring, tokenization, technology integration, reporting infrastructure and operational services for a proposed IP-backed transaction of up to $130 million. Each token would represent an investor’s rights to payments backed by eligible BeyondAI intellectual property, such as patents and software rights. The proposed arrangement is a financing backed by IP rights, not a sale of BeyondAI’s technology, and BeyondAI would retain control of its technology.

Within this structure, Blocksight’s agents are expected to support the verification of eligible intellectual property, the onboarding of investors and the daily reporting on the payment streams that back the tokens.

Applying the Model: Meridian

Under the October 15, 2026 term sheet, OpenWorld would serve as advisor, structuring agent and services provider for a tokenized financing program of up to $1 billion, and OpenWorld Enterprise would finance and operate the orchestration of a distributed AI computing network. Meridian holds purchase rights to Tesla Powerwall residential battery storage systems for the program and would own the storage assets within the structure. Residential battery storage, solar panels and AI computing equipment form the asset base. The initial deployment is planned for 10,000 homes, with larger installations at local schools, hospitals and commercial campuses. Initial installations are scheduled to begin in the fourth quarter of 2026, with the first commercial site targeted for the first quarter of 2027.

A program of this kind produces a continuous stream of operating data from thousands of sites: equipment performance, energy generated and stored, computing capacity delivered to AI inference providers, and payments owed to participating hosts. Blocksight’s agents are expected to ingest that data, reconcile it against the financing structure and provide investors with reporting on the underlying assets through OpenWorld Enterprise.

Transaction Status

The term sheets with BeyondAI and Meridian are non-binding, except for the provisions expressly stated to be binding, and each proposed transaction remains subject to the completion of confirmatory due diligence, negotiation and execution of definitive documentation, satisfaction of applicable conditions and completion of the contemplated transaction. In addition, the acquisition of Blocksight remains subject to the satisfaction or waiver of customary closing conditions. There can be no assurance that any of these transactions will be consummated on the terms described or at all.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “believes,” “continue,” “expect,” “plan,” “could,” “contemplate,” “may,” “will,” “should,” “would,” “intend,” “potential,” “designed,” and other words of similar meaning. Examples of forward-looking statements include, among others, statements regarding the acquisition of Blocksight, whether the OpenWorld Board of Directors will approve the acquisition, whether definitive transaction documentation will be executed, the anticipated timing, structure and benefits of the acquisition, the satisfaction or waiver of any closing conditions, the integration of Blocksight and its technology into OpenWorld Enterprise, the expected roles of Blocksight’s founders following closing, the integration of Blocksight’s technology into OpenWorld Enterprise, the proposed transactions with BeyondAI and Meridian, and the size, timing and structure of those programs and the ability of OpenWorld to realize the anticipated strategic and operational benefits of the proposed acquisition and proposed transactions. Each forward-looking statement contained in this press release is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on OpenWorld’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside OpenWorld’s control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the possibility that the OpenWorld Board of Directors does not approve the proposed transactions that the parties do not execute definitive transaction documentation; (2) the occurrence of any event, change or other circumstance that could cause the proposed transactions not to be completed, including the failure to obtain any necessary approvals or satisfy or waive applicable closing conditions; (3) the institution or outcome of any legal proceedings that may be instituted against OpenWorld, Blocksight, Meridian or BeyondAI following the announcement of the proposed transactions; (4) the risk that the proposed transactions disrupts current plans and operations as a result of the time it diverts from management; (5) OpenWorld’s ability to realize the anticipated benefits of the proposed transactions and successfully integrate Blocksight’s, Meridian or BeyondAI’s business, personnel and technology if the transactions are completed; (6) the risk that tokenized securities may face increased regulatory scrutiny and may not be broadly accepted by the market; (7) costs related to the proposed transaction; (8) changes in applicable laws or regulations; and (9) the risks and uncertainties described in OpenWorld’s Annual Report and Quarterly Reports filed with the SEC, including under the heading titled “Risk Factors.”

OpenWorld cautions investors not to place undue reliance on the forward-looking statements contained in this press release. You are encouraged to read OpenWorld’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements speak only as of the date of this press release, and OpenWorld undertakes no obligation to update or revise any of these statements except as required by applicable law. OpenWorld’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should consider these risks and uncertainties. OpenWorld does not give any assurance that definitive transaction documentation relating to the acquisition of Blocksight or the proposed transactions with Meridian and BeyondAI will be executed, that the acquisition or transactions will be completed or that OpenWorld will achieve its expectations and objectives, financial or otherwise, even if the proposed acquisition or transactions are completed.

About OpenWorld

OpenWorld, Inc. (NASDAQ: OPNW) is a technology-powered digital assets and blockchain innovation company that co-architects and takes principal positions in enterprise blockchain initiatives alongside sovereign governments, institutional partners and major enterprises. Since its founding in 2023, OpenWorld has advised on projects representing over $66 billion in aggregate network value and supported more than 20 companies backed by leading global venture firms, including a16z, Multicoin Capital, Dragonfly and Founders Fund. OpenWorld’s capabilities span real-world asset tokenization, stablecoin infrastructure, capital markets advisory, governance structuring and public markets strategy, with active engagements across the United States, Gulf, Europe, Southeast Asia and Africa. To learn more, visit openworld.dev and follow OpenWorld on X at @_openworld.

About Blocksight

Blocksight Holdings Co. builds AI agents that bring real-world assets on-chain. Its agents automate deal structuring, asset data verification, investor onboarding, daily investor reporting and ongoing investment servicing, with human approval required at key decisions. Blocksight was co-founded by Patrick Kim and Peter Hong.

Contacts

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Email: openworld@gasthalter.com